EXHIBIT 2.3




                        PATENT LICENSE AGREEMENT



                                between



                        LUCENT TECHNOLOGIES INC.



                                  and



                              ELCOTEL, INC.







                    Effective as of September 30, 1997









                    Relating to Public Terminals

                         PATENT LICENSE AGREEMENT

                            TABLE OF CONTENTS

ARTICLE I - GRANTS OF LICENSES

1.01	Grant
1.02	Duration
1.03	Scope
1.04	Ability to Provide Licenses
1.05	Publicity

ARTICLE II - ROYALTY AND PAYMENTS

2.01	Royalty Calculation
2.02	Reductions
2.03	Accrual
2.04	Exclusions
2.05	Records and Adjustments
2.06	Reports and Payments

ARTICLE III - TERMINATION

3.01	Breach
3.02	Voluntary Termination
3.03	Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01	Disclaimer
4.02	Nonassignability
4.03	Addresses
4.04	Taxes
4.05	Choice of Law
4.06	Integration
4.07	Outside the United States
4.08	Dispute Resolution

DEFINITIONS APPENDIX

                                .i

                PATENT LICENSE AGREEMENT


This Agreement is made and entered into as of September 30, 1997 (the "Effective Date"), by and between LUCENT
TECHNOLOGIES INC., ("LUCENT"), a Delaware corporation with offices at 600 Mountain Avenue, Murray Hill, NJ 07974-0636, and ELCOTEL, INC. ("ELCOTEL"), a Delaware corporation with offices at 6428 Parkland Drive, Sarasota, FL 34243.

	WHEREAS, the parties have entered into an Agreement for Purchase and Sale of Assets (the "Purchase and Sale of Assets Agreement"), dated as of September 30, 1997 and closing concurrently with the Effective Date, pursuant to which LUCENT is selling and ELCOTEL is acquiring certain Assets; and

	WHEREAS, under the Purchase and Sale of Assets
Agreement ELCOTEL is to acquire certain rights to LUCENT patents.

	NOW THEREFORE, in consideration of the foregoing and the terms hereinafter set forth, the parties agree as follows:

                                ARTICLE I

                           GRANTS OF LICENSES

1.01 Grant

LUCENT grants to ELCOTEL under LUCENT's PATENTS personal, nonexclusive and nontransferable, worldwide licenses for:


                        PUBLIC TERMINALS; and

                      PUBLIC TERMINAL COMPONENTS

1.02 Duration

All licenses granted herein under any patent shall continue for the entire unexpired term of such patent or for as much of such term as LUCENT has the right to grant.

1.03 Scope

	(a)	The licenses granted herein are licenses to (i)
make, have made, use, lease, sell, maintain and import

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

LICENSED PRODUCTS; (ii) make, have made, use and import machines, tools, materials and other instrumentalities, insofar as such machines, tools, materials and other instrumentalities are involved in or incidental to the development, manufacture, testing or repair of LICENSED PRODUCTS which are or have been made, used, leased, owned, sold or imported by ELCOTEL; and (iii) convey to any customer of ELCOTEL with respect to any LICENSED PRODUCT which is sold or leased by ELCOTEL to such customer, rights to use and resell such LICENSED PRODUCT as sold or leased by ELCOTEL (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to customers with respect to any invention which is directed to (1) a combination of such LICENSED PRODUCT (as sold or leased) with any other product which combination infringes LUCENT's PATENTS, (2) a method or process which is other than the inherent use of such LICENSED PRODUCT itself (as sold or leased), or (3) a method or process involving the use of a LICENSED PRODUCT to manufacture (including associated testing) any other product. The parties agree that no other licenses of any kind including, but not limited to, licenses in connection with semiconductor technology (further including, but not limited, to semiconductor circuitry, semiconductor system, semiconductor manufacture, or process therefor), optoelectronics , wireless, clip-on fraud prevention or laser technology are licensed herein.

	(b)	Licenses granted herein are not to be construed
either (i) as consent by LUCENT to any act which may be performed by ELCOTEL except to the extent impacted by a patent licensed herein to ELCOTEL, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

	(c)	The grant of each license hereunder includes the
right of ELCOTEL to grant sublicenses within the scope of such license to ELCOTEL's SUBSIDIARIES for so long as they remain its SUBSIDIARIES. Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee becoming a SUBSIDIARY of ELCOTEL.

1.04 Ability to Provide Licenses

LUCENT's failure to meet any obligation hereunder, due to the assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof pursuant to a statute or regulation of, or contract with, such Government or agency, shall not constitute a breach of this agreement.

1.05 Publicity

Nothing in this agreement shall be construed as conferring upon ELCOTEL or its SUBSIDIARIES any right to include in

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advertising, packaging or other commercial activities related to a LICENSED PRODUCT, any reference to LUCENT (or any of its SUBSIDIARIES), its trade names, trademarks or service marks.

                                ARTICLE II

                            ROYALTY AND PAYMENTS

2.01 Royalty Calculation

	(a)	Royalty shall be payable to LUCENT, at the applicable
rate specified below, on each REPORTABLE PRODUCT which is made, sold, leased or put into use by ELCOTEL, or any of its SUBSIDIARIES during the BASE PERIOD. Such royalty rate shall be applied to the COST OF GOODS of such REPORTABLE PRODUCT.

                                                     Applicable
                                                    Royalty Rate
                LICENSED PRODUCT                       (in %)


                PUBLIC TERMINALS                        [*]

                PUBLIC TERMINAL COMPONENTS
                (not part of a substantially
                 complete PUBLIC TERMINAL)              [*]

	(b)	In part payment for the grant of rights
hereunder by LUCENT to ELCOTEL, ELCOTEL shall pay to LUCENT on the Closing Date, the sum of six hundred thousand United States dollars (U.S.$600,000.00). Such payment shall not be creditable with respect to any other royalties payable pursuant to this agreement nor shall such sum or any portion thereof be refunded to ELCOTEL.



2.02 Reductions

	(a)	The amount of royalty calculated in accordance with
Section 2.01(a) on account of patents in any one country for a specific LICENSED PRODUCT may be reduced by subtracting from such amount the product of such amount and a royalty reduction factor. Such royalty reduction factor is the product of the individual royalty reduction percentages for all patents of such country on account of which the LICENSED
PRODUCT is a REPORTABLE PRODUCT. The royalty reduction percentage for each of LUCENT's PATENTS shall be twenty percent (20%) for each LICENSED PRODUCT effective as of the date of issuance of such patent. Upon written request from ELCOTEL identifying a LICENSED PRODUCT and any relevant patent, LUCENT will inform ELCOTEL of the royalty reduction

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percentage applicable in respect of said LICENSED PRODUCT for such patent and the effective date thereof.

	(b)	If any LICENSED PRODUCT is a REPORTABLE PRODUCT on
account of patents of more than one country, the royalty for such LICENSED PRODUCT shall be the highest one of the royalties due thereon on account of the patents of each such country calculated separately (taking into account any reduction afforded by Section 2.02(a)).

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

2.03 Accrual

	(a)	Royalty shall accrue on any LICENSED PRODUCT upon its
first becoming a REPORTABLE PRODUCT during the BASE PERIOD and shall become payable upon the first sale, lease or putting into use of such REPORTABLE PRODUCT. (Rebuilding or enlarging any product shall be deemed to be a first putting into use of such product). Obligations to pay accrued royalties shall survive termination of the BASE PERIOD, licenses and rights pursuant to Article III and the expiration of any patent.

	(b)	When a company ceases to be a SUBSIDIARY of ELCOTEL,
royalties which have accrued with respect to any products of such company, but which have not been paid, shall become payable with ELCOTEL's next scheduled royalty payment.

	(c)	Notwithstanding any other provisions hereunder,
royalty shall accrue and be payable only to the extent that enforcement of ELCOTEL's obligation to pay such royalty would not be prohibited by applicable law.

2.04 Exclusions

A LICENSED PRODUCT, which is a REPORTABLE PRODUCT on account of one or more of LUCENT's PATENTS, may be treated by ELCOTEL as not licensed and not subject to any royalty hereunder with respect to ELCOTEL'S manufacture, having made, use, sale or importation of such LICENSED PRODUCT, if the seller of the licensed product to ELCOTEL, or the purchaser of the LICENSED PRODUCT from ELCOTEL, is licensed under the same one or more of LUCENT'S PATENTS to manufacture, have made, use, sell, or import the LICENSED PRODUCT, and the seller or purchaser exercises its own license under such one or more patents by written notice to ELCOTEL at or prior to the time of, or within a reasonable time thereafter, such manufacture, having made, use, sale or importation of the LICENSED PRODUCT.

2.05 Records and Adjustments

	(a)	ELCOTEL shall keep full, clear and accurate records
with respect to all REPORTABLE PRODUCTS and shall furnish any information which LUCENT may reasonably prescribe from time to time to enable LUCENT to ascertain the proper royalty due hereunder on account of such products sold, leased and put into use by ELCOTEL or any of its SUBSIDIARIES. ELCOTEL shall retain such records with respect to each REPORTABLE
PRODUCT for at least seven (7) years from the sale, lease or putting into use of such REPORTABLE PRODUCT on which a royalty may be due. LUCENT shall have the right through its accredited auditors, at its expense, to make an examination, during normal business hours and in a reasonable manner, not

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

more frequently than annually of all records and accounts bearing upon the amount of royalty payable to it hereunder.
Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.

	(b)	Independent of any such examination, LUCENT will
credit to ELCOTEL the amount of any overpayment of royalties made in error which is identified and explained in a written notice to LUCENT delivered within eighteen (18) months after the due date of the payment which included such alleged overpayment, provided that LUCENT is able to verify, to its own satisfaction, the existence and extent of the overpayment.

	(c)	No refund, credit or other adjustment of royalty
payments shall be made by LUCENT except as provided in this
Section 2.05. Rights conferred by this Section 2.05 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

2.06 Reports and Payments

	(a)	Within sixty (60) days after the end of each
semiannual period ending on June 30th or December 31st, commencing with the semiannual period during which this agreement first becomes effective and terminating when all accrued royalties have been paid, ELCOTEL shall furnish to LUCENT at the address specified in Section 4.03 a statement certified by a responsible official of ELCOTEL showing in a manner reasonably acceptable to LUCENT:

        (i) all REPORTABLE PRODUCTS which were sold, leased or put into use during such semiannual period;

        (ii)    the FAIR MARKET VALUES of such REPORTABLE
                PRODUCTS;

        (iii)   the amount of royalty payable thereon; and

        (iv) all reductions of royalty and all exclusions from royalty pursuant to Sections 2.02 and 2.04.

If no REPORTABLE PRODUCT has been so sold, leased or put into use, the statement shall show that fact.

	(b)	Within such sixty (60) days ELCOTEL shall pay in
United States dollars to LUCENT at the address specified in
Section 4.03 the royalties payable in accordance with such statement. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such semiannual period by leading United
States banks in New York City dealing in the foreign exchange market.

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	(c)	Overdue payments hereunder shall be subject to a late
payment charge calculated at an annual rate of three percentage points (3%) over the prime rate or successive prime rates (as posted in New York City) during delinquency.
If the amount of such late payment charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.


                        ARTICLE III

                        TERMINATION

3.01 Breach

If ELCOTEL defaults in any material respect in its obligations under this Agreement, the Technology Transfer Agreement or Section 5.3(b) of the Purchase and Sale of Assets Agreement, LUCENT may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than two (2) months' written notice specifying such breach, unless within such two (2) month period such breaches specified therein shall have been remedied.

3.02 Voluntary Termination

By written notice to LUCENT, ELCOTEL may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder. Such notice shall specify the effective date (not more than six (6) months prior to the giving of said notice) of such termination and shall clearly specify any affected patent, invention or product.

3.03 Survival

Any termination of licenses and rights of ELCOTEL under the provisions of this Article III shall not affect ELCOTEL's licenses, rights and obligations with respect to any LICENSED
PRODUCT made prior to such termination.


                        ARTICLE IV

                 MISCELLANEOUS PROVISIONS

4.01 Disclaimer

	(a) Lucent warrants that it has the right to grant the licenses granted hereunder and that the patents and

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

applications specifically enumerated under the definition of Lucent's PATENTS are not subject to the provisions of Section
1.04.

	(b) Subject to Section 4.01(a), neither LUCENT nor any of its SUBSIDIARIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses and rights herein expressly granted.

4.02 Nonassignability

	(a)	LUCENT has entered into this agreement in
contemplation of personal performance by ELCOTEL and it is LUCENT's intention that a transfer of ELCOTEL's licenses or rights shall not occur without LUCENT's express written consent.

	(b)	Neither this agreement nor any licenses or rights
hereunder, in whole or in part, shall be assignable or transferable by ELCOTEL (by operation of law or otherwise) without LUCENT's express written consent.

	(c)	Any purported assignment or transfer of this
agreement or licenses or rights hereunder by ELCOTEL without LUCENT's necessary consent shall be void (without affecting any other licenses or rights hereunder).

4.03 Addresses

	(a)	Any notice or other communication hereunder shall be
sufficiently given to ELCOTEL when sent by certified mail addressed to ELCOTEL's office above specified), or to LUCENT when sent by certified mail addressed to Contract
Administrator, Intellectual Property Division, Lucent
Technologies Inc., 2333 Ponce de Leon Boulevard - Suite 511,
Coral Gables, Florida 33134, United States of America.
Changes in such addresses may be specified by written notice.

	(b)	Payments by ELCOTEL shall be made to Lucent
Technologies Inc. at Sun Trust, P.O.Box 913021, Orlando, Florida, 32891-3021, United States of America.
Alternatively, payments to LUCENT may be made by bank wire transfers to LUCENT's account: Lucent Technologies Licensing, Account No. 910-2-568475, at Chase Manhattan Bank, N.A., 55 Water Street, New York, NY 10041, United States of America. Swift code: CHASUS33; ABA code 021000021. Changes in such address or account may be specified by written notice.

4.04 Taxes

	(a)	ELCOTEL shall pay any tax, duty, levy,
customs fee, or similar charge ("taxes"), including interest and penalties thereon, however designated, imposed as a result of the operation or existence of

                                8
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this agreement, including taxes which ELCOTEL is
required to withhold or deduct from payments to LUCENT, except (i) income taxes imposed upon LUCENT by any governmental entity within the United States (the fifty
(50) states and the District of Columbia), and (ii) income taxes imposed upon LUCENT by jurisdictions outside the United States which are allowed as a credit against the United States Federal income tax of LUCENT.
In order for the exception in (ii) to be effective, ELCOTEL must furnish to LUCENT evidence sufficient to satisfy the United States taxing authorities that such taxes have been paid. Such evidence must be furnished to LUCENT within a reasonable period following issuance by the local taxing authority.

(b) If ELCOTEL is required to bear a tax pursuant to Section 4.04(a) above, ELCOTEL shall pay such taxes and other charges and any additional amounts as are necessary to ensure that the net amounts received by LUCENT after all such payments or withholdings equal the amounts to which LUCENT is otherwise entitled under this Agreement as if such taxes, or other charges, did not exist.

4.05 Choice of Law

The parties are familiar with the principles of New York commercial law, and desire and agree that the law of New York shall apply in any dispute arising with respect to this agreement.

4.06 Integration

This Agreement and the Purchase and Sale of Assets Agreement and the Collateral Agreements (as defined therein) set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither of the parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

4.07 Outside the United States

	(a)	There are countries in which the owner of an
invention is entitled to compensation, damages or other monetary award for another's unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention's "protection commencement date" (e.g., the date of publication of allowed claims or the date of publication or "laying open" of the filed patent application). In some instances, other conditions precedent must also be fulfilled (e.g., knowledge or actual notification of the filed patent
application).   The parties agree that (i) an invention which

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

has a protection commencement date in any such country may be used in such country pursuant to the terms of this agreement on and after any such date, and (ii) all such conditions precedent are deemed satisfied by this agreement.

	(b)	ELCOTEL hereby agrees to register or cause to be
registered, to the extent required by applicable law, and without expense to LUCENT or any of its SUBSIDIARIES, any agreements wherein sublicenses are granted by it to its SUBSIDIARIES under LUCENT's PATENTS. ELCOTEL hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to LUCENT.

4.08 Dispute Resolution

	(a)	If a dispute arises out of or relates to this
agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

	(b)	Any award made (i) shall be a bare award limited to a
holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues
(including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court.

	(c)	The requirement for mediation and arbitration shall
not be deemed a waiver of any right of termination under this agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

	(d)	The arbitrator shall be knowledgeable in the legal
and technical aspects of this agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement.

	(e)	The agreement shall be interpreted in accordance with
the laws of the State of New York exclusive of its conflict of laws provisions and the place of mediation and arbitration shall be New York City.

	(f)	Each party shall bear its own expenses but those
related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

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	(g)	A request by a party to a court for interim measures
shall not be deemed a waiver of the obligation to mediate and arbitrate.

	(h)	The arbitrator shall not have authority to award
punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto.

	(i)	Except as required by law, the parties, their
representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

(j)	The parties shall be entitled to exchange in discovery
of documents which shall be limited to those documents which are relevant and for which a requesting party has a substantial demonstrable need.

4.09 Except as required by law, the parties agree that the existence and content of this Agreement shall be treated as confidential.


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

IN WITNESS WHEREOF, each of the parties has caused this agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.



	LUCENT TECHNOLOGIES INC.



        By:     /s/ M. R. Greene
                -------------------------
		M. R. Greene
		Vice President - Law


        Date:   9/30/97
                -------------------------



	ELCOTEL, INC.


        By:    /s/ Tracey Gray
               -------------------------

        Title: President - C.O.O.
               -------------------------

        Date:  9/30/97
               -------------------------








THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
REPRESENTATIVES OF BOTH PARTIES.

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

                        DEFINITIONS APPENDIX


GENERAL DEFINITIONS:

BASE PERIOD means for PUBLIC TERMINALS and PUBLIC TERMINAL COMPONENTS ,the two (2) year period commencing on the Effective Date of this Agreement; provided, however, that if in one or more periods of twelve (12) or more consecutive calendar months during such two (2) year period there shall
be no sale of at least [                *               ]
PUBLIC TERMINALS and sale of at least [    *     ] dollars
($US [    *     ]) of PUBLIC TERMINAL COMPONENTS which are
REPORTABLE PRODUCTS, such period(s) of no sales shall not be taken into account in determining the expiration of the BASE PERIOD.

COST OF GOODS means for PUBLIC TERMINAL COMPONENTS [*] of the
FAIR MARKET VALUE and [*] of the FAIR MARKET VALUE for PUBLIC
TERMINALS.

FAIR MARKET VALUE means, with respect to any product sold, leased or put into use, the greater of (i) the selling price which a seller would realize from an unaffiliated ELCOTEL in an arm's length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such product in the form in which it is sold, whether or not assembled (and without excluding therefrom any components or subassemblies thereof which are included in such selling price).

In determining "selling price" the following shall be excluded:

        (a) usual trade discounts actually allowed to unaffiliated persons or entities;
        (b)     packing costs;
        (c)     costs of insurance and transportation;
        (d) import, export, excise, sales and value added taxes, and customs duties, and
        (e)     sales returns.

LICENSED PRODUCT means any product listed in Section 1.01.

LUCENT's PATENTS means all patents required by, used in or directly relating to the GENERAL TECHNOLOGY (as defined in the Technology Transfer Agreement between the parties of even date) issued prior to the effective date hereof in any or all countries of the world

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

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

	(i)	which patents are owned or controlled as of the
Effective Date hereof by LUCENT or any of its SUBSIDIARIES; or

	(ii)	with respect to which patents LUCENT or any of it
SUBSIDIARIES otherwise has, as of the effective date hereof, the right to grant the licenses specified herein.

The term also means and includes the following patents:

                PATENTS

                4,124,775
                4,182,934
                4,224,472
                4,277,647
                4,284,851
                4,323,733
                4,361,731
                4,518,830
                4,567,325
                4,590,583
                4,625,078
                4,674,114
                4,726,057
                4,782,516
                4,794,642
                5,007,520
                5,027,935
                5,043,983
                5,046,183
                5,088,587
                5,222,122
                DES. 264,210
                DES. 289,284
                DES. 289,285


The term also means and includes all patents resulting from the following applications:

                APPLICATIONS

                Butts 1-3
                Goodrich 6-8
                Goodrich 7

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

                Goodrich 8
                Jackson 6-2-5-11
                Wild 9
                Wild 10


REPORTABLE PRODUCT means any LICENSED PRODUCT, the manufacture, importation, sale, lease or use of which by ELCOTEL, any of its SUBSIDIARIES or customers of either (other than customers exercising their own licenses for such LICENSED PRODUCT under all applicable ones of LUCENT's PATENTS) would, but for licenses or rights under this agreement, constitute (i) infringement of LUCENT's PATENTS by ELCOTEL, such SUBSIDIARY or such customer or (ii) any other violation of applicable law by ELCOTEL, such SUBSIDIARY or such customer for which LUCENT or any of its SUBSIDIARIES would be entitled to compensation or other remedy on account of one or more of such patents.

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

TECHNICAL DEFINITIONS:

PUBLIC TERMINAL means a telephone station unit in a publicly accessible location for performing the functions of (i) producing electrical signals representative of voice and data signals or (ii) producing voice and data signals representative of electrical signals or (iii) performing any combination of the functions (i) and (ii).

PUBLIC TERMINAL COMPONENT means any part, component or subassembly of a PUBLIC TERMINAL.

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